Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-167683, 333-145097, 333-115237 and 333-79217) on Forms S-8 and the Registration Statements (No. 333-221428 and  333-158358) on Forms S-3 of First Busey Corporation of our reports dated February 28, 2018 relating to the Consolidated Financial Statements and the effectiveness of internal control over financial reporting of First Busey Corporation, appearing in this Annual Report on Form 10-K of First Busey Corporation for the year ended December 31, 2017.

/s/ RSM US LLP

Champaign, Illinois
February 28, 2018